EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") DATED effective the 22nd day of June, 2026 ("Effective Date").

BETWEEN:

QUATERRA ALASKA, INC., a body corporate incorporated pursuant to the laws of Alaska and having an office at 517 West Bridge St STE A, Yerington, NV 89447 USA ("QTA Alaska") and its parent Lion Copper and Gold Corp. ("Lion CG")

(collectively, "QTA Alaska" and "Lion CG" are sometimes hereinafter referred to as the "Company")

AND:

MARIA MILAGROS PAREDES, individual, having a place of residence at 208A South Main Street, Yerington NV 89441 USA (the "Executive")

WHEREAS:

A. The Company is involved in the business of acquiring, exploring and developing natural resource properties;

B. The Executive has expertise and experience in the business carried on by the Company;

C. The Company and Executive wish to enter into this Agreement to provide the terms under which Executive will be employed by QTA Alaska to serve as the Chief Financial Officer ("CFO") and Corporate Secretary of Lion CG; and

D. Lion CG wishes to appoint the Executive as CFO and Corporate Secretary of Lion CG, and the Executive is agreeable to her appointment as CFO and Corporate Secretary on the terms of this Agreement.

 NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the promises and the mutual covenants and agreements hereinafter set forth, IT IS AGREED as follows:

1. Executive Employment. QTA Alaska hereby hires and engages the Executive as an employee of QTA Alaska, to serve as CFO of Lion Copper & Gold Corp. commencing on the Effective Date.

2. Corporate Secretary Appointment. Executive agrees to act, and Lion CG hereby confirms the appointment of the Executive as the Corporate Secretary of Lion CG commencing on the Effective Date.

3. Compensation. QTA Alaska shall pay the Executive, by way of remuneration, an annual salary subject to lawful withholdings of Two Hundred Thousand Dollars (US $200,000.00) commencing effective June 22, 2026, payable in equal semi-monthly installments on the fifteenth and last day of each month. Should the fifteenth or last day of any month not be a business day, the semi-monthly installment of the Executive's salary otherwise due on such date shall be paid to the Executive on the immediately preceding business day. Any partial monthly period payment will be pro-rated for the portion worked at the then applicable salary.

4. Relocation Assistance Payment.

a) The Company shall pay the Executive a one-time Relocation Assistance Payment of Twenty Thousand United States Dollars (US$20,000) (the "Relocation Assistance Payment"), less applicable withholdings and deductions, payable within thirty (30) days following the Executive's commencement of employment.

b) The Relocation Assistance Payment is intended as a recruitment and retention incentive. In consideration thereof, if the Executive voluntarily resigns from employment or is terminated for Cause prior to the first anniversary of the Executive's commencement date, the Executive shall repay the full amount of the Relocation Assistance Payment to the Company within thirty (30) days of the termination date.

c) No repayment shall be required if the Executive's employment is terminated by the Company without Cause, due to death or disability, or in connection with a Change in Control where the Executive is entitled to severance benefits under this Agreement.

d) The Executive authorizes the Company, to the maximum extent permitted by applicable law, to deduct any outstanding repayment obligation from any amounts otherwise owing to the Executive upon termination of employment.

5. Stock Options.  Subject to the approval of the Board of LION CG and pursuant to the Lion CG's Stock Option Plan (the "Plan"), and at the time of the next granting of any stock options by the Company, the Company shall grant the Executive:

a) 1,000,000 stock options of the Company with an exercise price equal to the fair market value per share as determined by the Board on the date of grant. These stock options shall vest on the date of grant by the Board;

b) 750,000 stock options of the company with an exercise price equal to the fair market value per share as determined by the board on the date of grant. These stock options shall vest upon the successful uplisting to NASDAQ or NYSE or final investment decision by Nuton, whichever comes first; and

c) 750,000 stock options of the company with an exercise price equal to the fair market value per share as determined by the board on the date of grant. These stock options shall vest  upon either (A) the value of the market capitalization of Lion CG's common shares on the principal stock exchange on which such common shares are listed (currently being the Canadian Securities Exchange) being no less than US$200,000,000 for any 30 consecutive trading days, determined using the volume weighted average price (VWAP) multiplied by the number of issued and outstanding shares of the Company as at the close of business for each such trading day; or (B) the Lion CG or its securityholders receiving consideration upon closing of a liquidity event (including but not limited to a business combination or sale of substantially all of the Company's Mason Valley assets or assets in general) having a fair market value of no less that US$200,000,000.

 The Options will expire on the earlier of (i) five (5) years from the Granting Date, (ii) the date the Executive role as CFO terminates, provided that unless the Executive is terminated for cause, any vested Performance Options will expire on that date which is three (3) years following such termination date. For clarity, if the Executive's employment is terminated for cause all vested and unvested Performance Options will expire on such termination date; or if the Executive resigns, any vested Performance Options will expire on that date which is ninety (90) days following such resignation date.

6. Services of Employee. The services of the Executive will be those customarily provided by the CFO and Corporate Secretary of a mineral exploration and development company listed on a stock exchange, including but not limited to the following (as applicable from time to time):

a) Reporting to the Chief Executive Officer (the "CEO"), as determined by the Board  from time to time;

b) ensuring accurate, complete and timely preparation of the Company's financial statements and related disclosures in accordance with applicable accounting standards, including US GAAP;

c) overseeing the Company's financial reporting obligations and coordinating compliance with applicable securities laws, stock exchange requirements and regulatory filings in Canada and the United States in consultation with the Company's legal and professional advisors;

d) directing the preparation and review of tax returns, tax filings and reports required by governmental and regulatory authorities;

e) overseeing the Company's accounting, financial reporting, treasury, administrative and audit functions and maintaining appropriate accounting policies, procedures and records;

f) identifying and managing financial, regulatory, reporting, liquidity, tax and internal control risks and implementing appropriate financial controls, procedures and disclosure controls;

g) supporting and maintaining disclosure controls and internal controls necessary for CEO and CFO certifications and public company reporting requirements;

h) analyzing financial performance, capital allocation opportunities, strategic initiatives and corporate transactions and providing recommendations to management and the Board of Directors;

i) supporting financings, capital markets activities, strategic transactions and relationships with investors, lenders, advisors, regulatory authorities and other stakeholders;

j) monitoring cash flow, budgeting, forecasting and treasury activities, including supervision of the investment and management of the Company's funds;

k) contributing to the Company's strategic direction, business planning and long-term corporate objectives;

l) supporting investor relations activities, shareholder communications, presentations, marketing initiatives and other corporate communications as requested by the Chief Executive Officer;

m) serving as Corporate Secretary of the Company, including maintaining the Company's corporate records, minute books, registers and other corporate documents in accordance with applicable laws and regulations;

n) coordinating meetings of the Board of Directors and committees thereof, including preparing and distributing notices, agendas, board materials, resolutions and minutes;

o) assisting the Board and management in maintaining sound corporate governance practices and compliance with applicable corporate, securities and stock exchange requirements;

p) coordinating and liaising with legal counsel, auditors, transfer agents, regulators, stock exchanges and other advisors regarding corporate governance, regulatory filings and related matters;

q) maintaining custody of the Company's corporate records, official documents and corporate seal, if any, and ensuring that required corporate filings and records remain current and in good standing; and

r) maintaining professional qualifications, training, knowledge, memberships and professional relationships appropriate to the Executive's responsibilities and the Company's present and anticipated future requirements, and performing such other duties as may reasonably be assigned by the Chief Executive Officer or Board of Directors from time to time.

 The Company shall provide the Employee with such staff, systems, and other resources as are reasonably necessary for the proper performance and discharge of the Employee's duties as Chief Financial Officer and Corporate Secretary, subject to the Company's overall budget, financial resources, and Board-approved plans. The Company agrees not to unreasonably withhold any such support that is timely requested by the Employee and consistent with the approved annual budget.

7. Location of Services. The Executive's principal place of Employment is in Yerington, Nevada. The Executive shall remain, on a permanent basis, within reasonable proximity of Yerington, Nevada, USA to ensure provision of the Services to the Company. The Executive may be required to travel to and work at different locations to meet business needs from time to time. The Executive agrees to reasonable travel to work at such different locations if required to do so. The Executive represents that her principal residence and principal place of work shall be located in Nevada as of the Effective Date.

8. During the term of this Agreement, the Executive shall diligently and faithfully devote her effort, attention, and ability to the Company's affairs and business to perform her duties under this Agreement.

9. The Executive shall conduct herself, perform her duties, and serve the operations of the Company in an efficient, trustworthy and businesslike manner to the advantage and benefit of the Company.

10. During the term of employment with the Company, the Executive shall not, without prior written consent, directly or indirectly engage in any business activity or enterprise that would limit or impede the Executive's ability to fulfill her duties to the Company, which duties shall be the Executive's priority. Executive may not engage in activity that may result in a conflict of interest between the Executive's duties to the Company and the Executive's duties to any other person or business.

11. A. Confidential Information. The Executive acknowledges that she will have access to non-public information and trade secrets relating to the Company, including but not limited to Company's business, plans, strategy, projections, customers, vendors, policies, methods, financial or scientific data or information (including various models, reports, documents, maps, and other information required or made available to perform Executive's duties described herein) (hereinafter "Confidential Information"). Executive should presume that all information provided or accessible to Executive or which Executive encounters in performing her duties is Confidential Information, and Executive shall maintain the confidentiality thereof at all times. Confidential Information will not, however, include information that is: (i) in the public domain (ii) lawfully disclosed or made available to Executive by a third party having no obligation to the Company to maintain the confidentiality of such information; or (iii) is approved in writing by the Company for unrestricted release or disclosure.

 The Executive shall not, either before or after the termination of this Agreement, disclose to any person, nor make use of any Confidential Information except in furtherance of performing Executive's assignments, duties, and obligations pursuant to this Agreement. The Executive agrees that disclosure by her of such Confidential Information may result in irreparable injury and damage to the Company, which will not be adequately compensable in money damages, that the Company will have no adequate remedy at law therefor, and that the Company shall have the right, and may, without objection from the Executive, obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of any breach by the Executive of the provisions of this paragraph. Nothing herein shall be construed as preventing the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Executive. Notwithstanding the above, any disclosure of Confidential Information which occurs in the course of the Executive's reasonable provision of services to the Company, or which is required pursuant to any applicable law or the order of a court or any regulatory body, shall not be considered a breach of the confidentiality obligations in this Section 11.

 Notwithstanding any provisions in this Agreement or company policy applicable to the unauthorized use or disclosure of trade secrets, Executive is hereby notified that, pursuant to Section 7 of the Defend Trade Secrets Act (DTSA), Executive cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law.  Executive also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

 Nothing herein shall prohibit or restrict Executive (or Executive's attorney) from initiating communications directly with, responding to an inquiry from, providing testimony before, or otherwise participating in any investigation or proceeding conducted by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding possible securities law violations without the need for permission from or notice to the Company.

B. Non-Solicitation. Executive agrees that during employment with the Company and for a period of twelve (12) months after termination of the employment relationship, Executive shall not directly or indirectly, either individually or on behalf of or in conjunction with another person, organization, or other company:

(i) Hire or engage to perform services, or, on behalf of any other person or entity, cause to be hired or engaged to perform services, by or for such other person or entity, any Covered Employee for employment or perform services with or for any competitor, supplier, referral source or client of the Company, or to otherwise cause such Covered Employee to terminate his/her employment or service relationship with the Company.  "Covered Employee" shall mean a person who is employed by, or performing services for the Company or its affiliates or subsidiaries during Executive's employment and/or at the time of Executive's termination.

(ii) Solicit, induce, entice, lure or encourage any person who is, or during the period of Executive's employment was, a client of the Company or its affiliates or subsidiaries, including but not limited to referral sources for the purpose of soliciting such client to do business with anyone other than the Company.

(iii) Intentionally divert or attempt to divert business opportunities away from the Company or its affiliates or subsidiaries or encourage opportunities to conduct business with a competitor of the Company or its affiliates or subsidiaries.

 C. Non-Compete. During employment and for twelve (12) months thereafter, Executive agrees that she shall not directly or indirectly, either individually or on behalf of or in conjunction with  another  person,  organization,  company  or  other  entity,  engage  in  any self-employment, employment with any other entity, work as a consultant or independent contractor, or have full or partial ownership of any entity (i) in any business  that would be competitive with the Company in connection with the use of the Company's mineral lands and water rights; or (ii) any business involving any minting properties or mining activity within six (6) miles of the boundaries of the mineral and water rights forming part of the Company's mining project(s) as in existence during the term of this Agreement; provided, however, that nothing herein shall prohibit Executive from owning, in the aggregate, not more than five percent (5%) of any class of securities of a publicly traded entity.

 D. Company Property. Upon termination from employment with the Company for any reason, Executive shall immediately return all Company property as well as all property belonging to any affiliates or subsidiaries in Executive's possession or control.  Company property includes, but is not limited to records, documents, software, disks, computer printouts, ledgers, manuals, pagers, mobile phones, computers, key fobs, vehicles, and any other device, equipment, or any other material owned by or belonging to the Company or its affiliates or subsidiaries. This paragraph specifically excludes any personal computers, laptops, mobile phones, or other devices that Executive owns and uses in the performance of duties, as well as any personal phone number that Executive has provided for use with a Company-owned mobile phone (which number shall remain portable and personal to Executive following termination); provided, however, that upon termination from employment with the Company, Executive will return to the Company or, as may be requested by the Company, destroy or permanently delete any and all Confidential Information (as defined above) stored on such device(s) and fully relinquish access to the Company's and all subsidiaries' and affiliates' email, communication, and data storage systems and networks.  Executive agrees to not retain any originals or copies of any Company or affiliates' or subsidiaries' property following termination of employment with the Company.

 E. Irreparable Harm.  Executive agrees to be bound by the covenants contained in this Agreement during the employment term, including as applicable for the durations described following termination of employment, as a condition of employment with the Company.  Executive acknowledges that the mining industry, land use, and water rights industries are very competitive and that any material violation of this Agreement by Executive may cause irreparable harm and loss of goodwill to the Company or its affiliates or subsidiaries.  Executive further acknowledges that such harm could not be adequately compensated by an award of money damages.  Executive hereby agrees that if Executive breaches, or threatens or attempts to breach, any part of this Agreement, the Company, and/or any of its affiliates or subsidiaries shall be entitled to immediate preliminary and permanent injunctive relief, without bond, or a decree of specific performance of this Agreement, in addition to any additional remedies and relief that would be available to the Company and/or its affiliates or subsidiaries.

 F. Fiduciary Duties. Executive acknowledges that the terms and obligations under this Agreement are in addition to, and not in lieu of, any common law or statutory duties that Executive  may have to the Company and/or its affiliates and subsidiaries to refrain from breaching any fiduciary duty or using or disclosing any trade secrets or proprietary or Confidential Information, and nothing in this Agreement shall be construed as limiting the rights of the Company or its affiliates and subsidiaries from enforcing such rights to the fullest extent permitted by law.

12. The Company shall have the right to second the Executive on a part-time basis to its affiliates or subsidiaries. During any secondment period, the Executive's salary may be paid by Employer or the host company. Any compensation paid or benefits conferred by the host company to Executive for the secondment will be credited to Company's salary and benefits obligations herein.

13. Expenses. The Executive shall be reimbursed for all travel expenses and other reasonable expenditures actually and properly incurred by her in connection with her provision of services hereunder. For all such expenses the Executive shall furnish to the Company statements and vouchers as and when required by the Company but in any event not later than fifteen (15) days after the close of each month for expenses incurred during the preceding month. The Company may set reasonable per diem amounts and may set a separate written policy for expense reimbursements to which the Executive will adhere.

14. The Executive will be eligible to participate on comparable terms with other employees who are similarly situated, in accordance with existing or future policies or procedures of the Company, in fringe benefit programs, including vacations, 401k eligibility upon commencement date, bonuses, sick leave, medical insurance, life insurance and stock option plans. The Company is not obligated to offer any such plans except as may be required by law. The Company reserves the right to change, amend, modify, eliminate, or adopt plans, benefits, or programs from time to time.

15. Annual Short-Term Incentive Bonus.

a) In addition to the Base Salary, the Executive shall be eligible to participate in the Company's annual short-term incentive bonus program ("STI"), as may be established and approved by the Board of Directors from time to time.

b) The target annual STI opportunity shall be up to fifty percent (50%) of the Executive's annual Base Salary, subject to the achievement of individual, corporate and strategic objectives established by the Board and subject to the Board's assessment of the Executive's overall performance.

c) Any STI award shall be entirely discretionary, shall not be earned until approved by the Board, and may be increased, reduced or eliminated by the Board in its sole discretion. Nothing in this Agreement shall be construed as guaranteeing any minimum bonus payment in any year.

d) Except as otherwise determined by the Board, the Executive must be actively employed by the Company on the date any STI payment is made in order to be eligible to receive such payment.

e) The Board may determine that all or any portion of an STI award may be satisfied through cash, equity-based compensation, or a combination thereof, subject to applicable law, stock exchange requirements and the terms of any equity compensation plan of the Company.

16. The Executive may take four (4) weeks of vacation each year with reasonable advance notice and upon the Company's prior approval as to dates of time off.

17. If the Executive shall become disabled or incapacitated to such an extent that she is unable to perform her regular duties, upon validation and confirmation from a licensed medical doctor of the duration and scope of such disability or incapacity, Executive shall be entitled to receive, during the period of such disability or incapacitation, her full salary from the date thereof, payable monthly for two (2) months. If the Executive remains unable to perform her duties under this Agreement for more than two (2) months during any consecutive twelve months because of disability or incapacitation, the Company may terminate Executive's employment immediately thereafter upon written notice, subject to state or federal leave laws as may be applicable, if any.

18. The Company and the Executive expressly acknowledge that the Executive's employment is at-will, and this Agreement is not for a specified term. Except as provided herein, Executive will not be entitled to any severance payments in the event of termination of this Agreement by either party. If the termination of employment is due to a Change in Control and the Executive is not retained for employment for a period of at least 12 months following such event, the Company will pay Executive severance of 12 months of Executive's then current base salary ("Severance"), provided

 As a condition to receiving any severance payments or benefits, the Employee agrees to execute and deliver a full and final release of all claims in the form provided by the Company (which shall be substantially similar to the form attached as Exhibit A). The executed waiver and release must be effective and irrevocable in accordance with its terms by no later than the 30th day after termination of employment. Severance will be treated as compensation from which federal and state withholding and payroll taxes will be deducted. The Employee shall not revoke such release.

"Change in Control" shall mean:

a) the purchase or acquisition of shares of the Company and/or securities (the "Convertible Securities") convertible into shares of the Company or carrying rights to acquire shares of the Company, as a result of which a person, group of persons or persons acting jointly or in concert (collectively the "Holder") beneficially own or exercise control or direction over shares of the Company and/or Convertible Securities such that, assuming only the conversion of the Convertible Securities beneficially owned by the Holders, entitle them to cast more than fifty percent (50%) of the votes attaching to all of the shares of the Company which may be cast to elect directors, and shall exclude any votes held by current directors of the Company;

b) the occurrence of any of the following:

(i) an amalgamation, arrangement, merger or other combination of the Company with another company(ies) pursuant to which the shareholders of the Company will not immediately thereafter, own shares of the successor or continuing company entitling them to cast more than fifty percent (50%) of the votes attaching to all of the shares in the capital of the successor or continuing company which may be cast to elect directors of that company;

(ii) a reorganization; or

(iii) a sale of all or substantially all of the Company's Mason Valley assets, or assets of the Company in general, or

c) as a result of or in connection with: (i) a contested election of directors; or (ii) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Company and/or any of the Company's subsidiaries and a Holder, the nominees named in the management information circular of the Company for election to the Board of Directors of the Company at the immediately preceding annual general meeting of Lion CG shall not constitute a majority of the Board.

 Notwithstanding anything contained herein, no action taken pursuant to, contemplated by, or resulting from the Earn-In Agreement dated December 19, 2025 between the Company and Nuton LLC (including any earn-in by Nuton, formation of any project entity or limited liability company, transfer of assets thereto, exercise of rights thereunder, funding milestones, or any final investment decision contemplated thereby) shall constitute a Change in Control for purposes of this Agreement. For clarity, this exclusion applies specifically to the Company's Mason Valley, Nevada assets covered under the Earn-In Agreement.

If the Company terminates the Executive's employment without cause (i) Company will provide Executive with six (6) months prior written notice of termination or six (6) months salary payment in lieu of such notice. In the event of payment in lieu of notice, such payment shall be subject to and conditioned upon Executive having delivered to the Company a waiver and release of claims and ratification of post-employment covenants in favor of the Company and its affiliates and subsidiaries in a form satisfactory to the Company. If the terms above regarding Severance apply to such termination then any payment in lieu of notice shall be credited toward the Severance payment; and (ii) the Executive will be entitled to exercise any vested Performance Options at any time during (A) the three (3) year period following the effective date of the termination, or (B) the expiration date of the Performance Options, whichever is shorter.

 The Company may terminate Executive's employment effective immediately for "cause". "Cause" means:

a) the commission by Executive of any act of dishonesty, fraud or misrepresentation, or embezzlement or misappropriation of property of the Company or any of its subsidiaries or affiliates;

b) unless while on an approved leave due to disability or incapacity, the failure of the Executive to perform her duties as required by this Agreement following written notice thereof and ten (10) days opportunity to cure;

c) Executive's disregard of Company's policies or procedures;

d) any act constituting negligence or willful misconduct in connection with Executive's employment, resulting or intended to result in direct or indirect harm to the Company or any of its affiliates' or subsidiaries' business(es) or reputation;

e) any indictment or formal charge of a felony or of a crime involving moral turpitude;

f) Executive's breach of any law, regulatory rule or governmental directive during the performance of duties hereunder that adversely affects the Company or Executive's ability to perform her duties for the Company; or

g) Executive's breach of any provision of this Agreement (including but not limited to the covenants regarding Confidential Information, Non-Solicitation, or Non-Compete).

19. A. Intellectual Property Rights. All documents, work product, and other materials that are delivered under this Agreement, including but not limited to those Services identified herein, and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively, the "Work Product"), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively, the "Intellectual Property Rights" therein, shall be owned exclusive by the Company. Executive acknowledges and agrees that any and all Work Product that may qualify as "work made for hire" as defined in the Copyright Act of 1976 (17 U.S.C. § 101) is hereby deemed "work made for hire" for the Company and all copyrights therein shall automatically and immediately vest in the Company. To the extent that any Work Product does not constitute "work made for hire" Executive irrevocably assigns to the Company and its successors and assigns for no additional consideration, Executive's entire right, title, and interest in and to the Work Product and all Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof.

 B. To the extent any copyrights are assigned under this Section 18, Executive hereby irrevocably waives in favor of the Company, to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all right of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as "moral rights" in relation to all Work Product to which the assigned copyrights apply.

 C. Executive shall make full and prompt written disclosure to the Company of any inventions that constitute Work Product, whether or not such inventions are patentable or protected as trade secrets. Executive shall not disclose to any third party the nature or details of such inventions without the prior written consent of the Company. Any patent application for or application for registration of any Intellectual Property Rights in any Work Product that Executive may file during Executive's employment will belong to the Company, and Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive's entire right, title, and interest in and to such application, all Intellectual Property Rights disclosed or claimed therein, and any patent or registration issuing or resulting therefrom.

 D. Upon the reasonable request of the Company, during and after Executive's Employment, Executive shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be reasonably necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain Executive's signature on any such documents, Executive hereby irrevocably designates and appoints the Company as Executive's agent and attorney-in-fact, to act for and on Executive's behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if Executive had executed them. Executive agrees that this power of attorney is coupled with an interest.

 E. Notwithstanding this Section 15, to the extent that any of Executive's pre-existing materials are incorporated in or combined with any Deliverable or otherwise necessary for the use or exploitation of any Work Product, Executive hereby grants to the Company an irrevocable, worldwide, perpetual, royalty-free, non-exclusive license to use, publish, reproduce, perform, display, distribute, modify, prepare derivative works based upon, make, have made, sell, offer to sell, import, and otherwise exploit such preexisting materials and derivative works thereof. The Company may assign, transfer, and sublicense through multiple tiers such rights to others without Executive's approval.

 F. As between Executive and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to Executive by the Company ("Company Materials"), and all Intellectual Property Rights therein. Executive has no right or license to reproduce or use any Company Materials except solely during Executive's Employment to the extent necessary to perform Executive's obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. Executive shall have no right or license to use the Company's trademarks, service marks, trade names, logos, symbols, or brand names.

20. If any provision, word or clause of this Agreement shall be held to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability shall not affect the remaining provisions which shall be fully severable, and this Agreement shall be construed and enforced without regard to such illegal, invalid or unenforceable provision.

21. Any notice required or permitted to be given under this Agreement shall be delivered personally, or by courier to the address of the parties hereto set out on the first page hereof, and notice shall be deemed given on the date of delivery if during business hours on a business day, and, if not during business hours on a business day, upon the next business day.

22. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada and the parties hereto hereby irrevocably attorn to the exclusive jurisdiction of the Courts of the State of Nevada. If any party prevails on a claim that affords the prevailing party attorneys' fees and costs, then the court may award reasonable attorneys' fees and costs to the prevailing party.  Any dispute as to who is the prevailing party and/or the reasonableness of any fee or costs shall be resolved by the court.

23. Executive has had the opportunity to seek independent legal advice and is not relying on the Company or its legal advisors in connection with the execution of this Agreement.

24. This Agreement may be executed in any number of counterparts and exchanged electronically, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

25. Each member of the Company and their affiliates and subsidiaries are hereby made an intended third-party beneficiary of this Agreement.

 IN WITNESS WHEREOF the parties hereto have caused these presents to be executed as and from the day and year first above written.

LION COPPER AND GOLD CORP.

By: /s/ John Banning_____________________________

 Authorized Signatory - Chief Executive Officer

QUATERRA ALASKA, INC.

By: /s/ John Banning______________________________

 Authorized Signatory - Director

EMPLOYEE

/s/ Maria Milagros Paredes_______________________

MARIA MILAGROS PAREDES